Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ARCH RESOURCES, INC.

ARTICLE I

The name of the corporation (which is hereinafter referred to as the “Corporation”) is: Arch Resources, Inc.

ARTICLE II

The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware (the “DGCL”) or any successor statute.

ARTICLE IV

Section 1. The Corporation shall be authorized to issue one thousand (1,000) shares of capital stock, all of which 1,000 shares shall be shares of common stock, par value $0.01 per share (the “Common Stock”).

Section 2. The Common Stock shall have the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations, or restrictions thereof, as hereinafter set forth in this ARTICLE IV.

(a) Dividends. The holders of Common Stock shall be entitled to receive, when and as declared, out of assets and funds legally available therefor, cash or non-cash dividends payable as and when the board of directors of the Corporation (the “Board of Directors”) in its sole business judgment so declares. Any such dividend shall be payable ratably to all record holders of Common Stock as of the record date fixed by the Board of Directors in accordance with the by-laws of the Corporation (the “By-Laws”) for the payment thereof.

(b) Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of Common Stock then outstanding shall be entitled to be paid ratably out of the remaining assets and funds of the Corporation available for distribution to its stockholders, in proportion to the number of shares of Common Stock held by each such holder (including any declared but unpaid dividends on the Common Stock, subject to proportionate adjustment in the event of any stock dividend, stock split, stock distribution or combination with respect to such shares) of such assets and funds.

(c) Voting. Except as required by law, or as otherwise provided herein or in any amendment hereof:

(i) the entire voting power of the Corporation shall be vested in the holders of the Common Stock, and

(ii) each holder of Common Stock entitled to vote shall at every meeting of the stockholders of the Corporation be entitled to one vote for each share of Common Stock registered in his or her name on the record of stockholders.

ARTICLE V

Any one or more directors may be removed, with or without cause, by the vote or written consent of the holders of a majority of the issued and outstanding shares of capital stock of the Corporation entitled to be voted in the election of directors.

ARTICLE VI

In furtherance and not in limitation of those powers conferred by law, the Board of Directors is expressly authorized and empowered to make, alter and repeal the By-Laws.

ARTICLE VII

Meetings of the stockholders shall be held at such place, within or without the State of Delaware as may be designated by, or in the manner provided in, the By-Laws or, if not so designated, at the registered office of the Corporation in the State of Delaware. Elections of directors need not be by written ballot unless and to the extent that the By-Laws so provide.

ARTICLE VIII

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereinafter prescribed by law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this ARTICLE VIII.

ARTICLE IX

Section 1. A director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (a) for any breach of such director’s or officer’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for a director pursuant to Section 174 of the DGCL, (d) for any transaction from which such director derived an improper personal benefit or (e) for an officer in any action by or in the right of the Corporation.

Section 2. Neither the amendment nor repeal of this ARTICLE IX, nor the adoption of any provision of this Certificate of Incorporation inconsistent with ARTICLE IX shall eliminate or reduce the effect of this ARTICLE IX in respect of the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring before such amendment, repeal or adoption of an inconsistent provision.

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